                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-63379) on Form S-8, of Professional Bancorp, Inc. of our report dated June 4, 1999, relating to the statements of net assets available for Plan benefits of First Professional Bank 401(k) Savings Plan as of December 31, 1998, and the related statement of changes in net assets available for Plan benefits for the year ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of Professional Bancorp, Inc.



/s/ Hutchinson and Bloodgood LLP

Glendale, California

June 28, 1999